Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of the [x] day of [MONTH], 2012, by and between MEETINGHOUSE BANCORP, INC. (the “Company”), MEETINGHOUSE BANK (the “Bank”), and ANTHONY A. PACIULLI (“Executive”).

RECITALS

WHEREAS, the Company and the Bank wish to continue to employ Executive in positions of substantial responsibility;

WHEREAS, the Company, the Bank and Executive desire to enter into an employment agreement pursuant to the terms of this Agreement;

NOW, THEREFORE, in consideration of the mutual promises of the parties hereto and for other good and valuable consideration, the receipt and adequacy whereof each party hereby acknowledges, the Company, the Bank and Executive hereby agree as follows:

1.         DEFINITIONS. The following terms shall have the following meanings for all purposes of this Agreement:

Base Salary means the annual base compensation specified in Section 4 below.

Board means, unless otherwise indicated by the context, the Board of Directors of the Company and the Board of Directors of the Bank.

Cause means any of the reasons listed in Section 7(d) below for which this Agreement may be terminated or Executive may be discharged prior to the end of the Term hereof.

Change of Control means and shall be deemed to have occurred upon the occurrence of any of the following events:

(1)        The acquisition by any “person” or “group” (as defined in or pursuant to Sections 13(d) and 14(d) of the Exchange Act) (other than the Company, any Subsidiary or any Company’s or Subsidiary’s employee benefit plan), directly or indirectly, as “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities representing fifty percent (50%) or more of either the then outstanding shares or the combined voting power of the then outstanding securities of the Company or the Bank;

(2)        Either a majority of the directors of the Company elected at the Company’s annual stockholders meeting shall have been nominated for election other than by or at the direction of the “incumbent directors” of the Company, or the “incumbent directors” shall cease to constitute a majority of the directors of the Company. The term “incumbent director” shall mean any director who was a director of the Company on the Effective Date and any individual who becomes a director of the Company subsequent to the Effective Date and who is elected or nominated by or at the direction of at least majority of the then incumbent directors; or

(3)        The consummation of (x) a merger, consolidation or other business combination of the Company with any other “person” or “group” (as defined in or pursuant to Sections 13(d) and 14(d) of the 1934 Act) or affiliate thereof, other than a merger or consolidation that would result in the outstanding common stock of the Company immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into common stock of the surviving entity or a parent or affiliate thereof) more than fifty percent (50%) of the outstanding common stock of the Company or such surviving entity or a parent or affiliate thereof outstanding immediately after such merger, consolidation or other business combination, or (y) a plan of complete liquidation of the Company or the Bank or an agreement for the sale or disposition of all or substantially all of the Company’s or the Bank’s assets.

Code means the Internal Revenue Code of 1986, as amended.

Effective Date means the first day of the initial Term.

Exchange Act means the Securities Exchange Act of 1934, as amended.

Good Reason means the occurrence of any of the conditions listed in Section 7(f) below which is followed by the resignation of Executive within twelve (12) months after such occurrence.

Protected Customer shall mean any person, business or entity who or which:

(1)        Was known or should have been known by Executive to have purchased products or services from the Company, the Bank or any Subsidiary other than the Bank during the two-year period immediately preceding Executive’s last day of employment with the Bank; or

(2)        Purchased products or services from the Company, the Bank or any Subsidiary other than the Bank during the two-year period immediately preceding Executive’s last day of employment with the Bank, and about whom Executive had access to confidential or proprietary information during this period; or

(3)        Was known or should have been known by Executive to have received (during the one-year period prior to Executive’s last day of employment with the Bank) but not yet acted upon a proposal by the Company, the Bank or any Subsidiary other than the Bank for the purchase of products or performance of services.

Resignation for Good Reason means resignation by Executive in accordance with the provisions of Section 7(f) below.

Restricted Period means the one-year period described in Section 9(a) below.

Subsidiary means any corporation at least a majority of the stock of which is owned by the Company, either directly or through one or more other Subsidiaries, and any other entity controlled, directly or indirectly, by the Company or any other Subsidiary.

Term means the term of this Agreement specified in Section 3 and 8(a) below, including the initial term and any extended term.

Termination for Cause means discharge of Executive prior to the end of the Term in accordance with the provisions of Section 7(d) below for any of the reasons listed therein.

Termination without Cause means discharge of Executive prior to the end of the Term in accordance with the provisions of Section 7(e) below.

2.         EMPLOYMENT.

(a)        During the Term, Executive shall serve as President and Chief Executive Officer of both the Company and the Bank, reporting directly to the Board. Executive will perform all duties and have all powers associated with such positions as and as may be set forth in the Bylaws of the Company or the Bank. In addition, Executive shall be responsible for establishing the business objectives, policies and strategic plans of the Company and the Bank in conjunction with the Board. Executive agrees that, during the Term, Executive will devote full business time and energy to the business, affairs and interests of the Company and the Bank and serve diligently and to the best of Executive’s ability. Executive may serve as a director, trustee or officer of other corporations and entities, including without limitation charitable organizations, and engage in other activities to the extent those activities and services do not inhibit the performance of Executive’s duties hereunder or, in the opinion of the Board, conflict with the business of the Company, the Bank or any Subsidiary.

(b)        Notwithstanding anything in this Agreement to the contrary, unless otherwise agreed to by the parties, if Executive is then serving as a director of the Company and/or the Bank, Executive shall be deemed to have resigned as a director of the Company and the Bank effective immediately after termination of Executive’s employment for Cause, regardless of whether the Executive submits a formal, written resignation as director.

(c)        References in this Agreement to services rendered for the Company and compensation, benefits, indemnification and liability insurance payable or provided by the Company shall include services rendered for and compensation, benefits, indemnification and liability insurance payable or provided by the Bank and any Subsidiary other than the Bank, and references in this Agreement to the “Company” shall mean and include the Bank and any Subsidiary other than the Bank if Executive performs any services therefor, as the context may require.

3.         TERM. The initial term of this Agreement shall be for the period beginning on [date] and continuing for a 36-month period through and including [date] subject, however, to earlier termination in the manner provided in this Agreement. Commencing as of the first anniversary of the Effective Date and continuing as of each anniversary of the Effective Date thereafter, the disinterested members of the Board may, in the sole discretion of the Board, extend the Agreement term for an additional year, so that the remaining term of the Agreement again becomes thirty-six (36) full months from the applicable anniversary of the Effective Date, unless the Executive elects not to extend the term of this Agreement by giving written notice at least thirty (30) days prior to the applicable anniversary date. Notwithstanding the foregoing, the term of this Agreement shall be extended pursuant to Section 8(a) below upon the occurrence of a Change of Control.

4.         BASE SALARY; INCENTIVE COMPENSATION.

(a)        Executive shall receive an annual Base Salary at the rate of one hundred ninety-three dollars ($193,000.00), payable in substantially equal installments no less frequently than monthly (less any amounts withheld as required by law or pursuant to any benefits plan). At least annually, the Company shall review and, in its sole discretion, may increase, Executive’s Base Salary. If Executive’s Base Salary is increased by the Company, such increased Base Salary shall then constitute the Base Salary for all purposes of this Agreement.

(b)        Executive shall be eligible to participate in any incentive compensation, bonus plans or arrangements of the Company on the same terms as other senior officers. Nothing paid to Executive under any such plans or arrangements will be deemed to be in lieu of other compensation to which Executive is entitled under this Agreement.

5.         EMPLOYEE BENEFITS AND REIMBURSEMENTS.

(a)        During the Term, Executive shall be eligible to participate in any retirement, group insurance, hospitalization, incentive or deferred compensation and other benefit or compensation plans of the Bank presently in effect or hereafter adopted and generally available to all the Company’s senior officers, subject to the terms and conditions specified in such plans. Executive shall also be eligible to any additional compensation, benefits or perquisites, if any, that may be provided specifically to or for Executive by the Company or the Bank from time to time. During the Term, to the extent provided by corporate policies, Executive shall be reimbursed for expenditures (including travel, entertainment, parking and business meetings) made in pursuance and furtherance of the business and good will of the Company.

(b)        Vacation and Leave. Executive will be entitled to vacation leave, sick leave, holidays and other paid absences in accordance with the Bank’s policies and procedures for senior officers.

6.         INDEMNIFICATION.

(a)        The Company, the Bank and any Subsidiary other than the Bank for which Executive provides services shall indemnify and hold Executive harmless from and against all liability and expense resulting from (1) all acts or omissions of Executive while acting in the capacity of a director, officer, trustee, or fiduciary and/or employee of the Company, the Bank and any such Subsidiary during Executive’s employment as such director, officer, and/or employee and (2) acts or omissions of the Company, the Bank and any such Subsidiary occurring or alleged to have occurred during or prior to Executive’s employment, on terms and conditions no less favorable to Executive than the terms and conditions providing for indemnification of officers and directors under the Articles or Certificate of Incorporation and the Bylaws of the Company, the Bank charter and each such Subsidiary’s governing documents.

(b)        The Bank shall carry directors and officers liability insurance in such amounts as the Bank in its discretion deems appropriate, and any payments made under such policy to Executive or on Executive’s behalf shall be offset against the indemnification obligation set forth in Section 6(a).

(c)        Notwithstanding the foregoing, the indemnification provided by Section 6(a) shall not apply, and Executive shall not be indemnified, with respect to any acts or omissions which constitute wanton or willful misconduct or willful gross negligence. The indemnity obligation set forth in this Section 6 shall be subject to the prohibitions and limitations established by applicable law and as set forth in applicable regulations adopted by any federal or state bank regulatory agency having jurisdiction over the Company, the Bank or any Subsidiary other than the Bank for which Executive performs services.

(d)        The provisions of this Section 6 shall survive termination of this Agreement.

7.         TERMINATION. Executive’s employment under this Agreement may be terminated under any of the following conditions.

(a)        Disability: If Executive is unable to perform the essential functions of Executive’s positions on a full-time basis for a period of six (6) consecutive months (or for such shorter period ending with Executive’s eligibility for and receipt of long-term disability benefits under an insurance policy or employee benefit plan provided or made available to Executive by the Company) by reason of illness or other physical or mental disability, the Company shall have the right to terminate Executive’s employment under this Agreement at the end of the applicable period by written notice thereof. If Executive’s employment is so terminated, Executive shall be paid any salary and benefits to which

Executive may be entitled until the end of the payroll period in which the date of termination occurs, and thereafter, the Company shall have no further obligation for additional compensation and benefits under this Agreement. A condition of disability shall be determined by the Company on the basis of competent evidence. A written opinion of a licensed physician certified in his field of specialization and acceptable to the Company, or Executive’s entitlement to or receipt of long-term disability benefits under any insurance policy or employee benefit plan provided or made available to Executive by the Company or under federal Social Security law, shall be conclusive evidence of disability.

(b)        Death: In the event of Executive’s death during the Term, Executive’s estate, legal representatives or named beneficiaries (as directed by Executive in writing) shall be paid Base Salary at the rate in effect at the time of Executive’s death for a period of one (1) month after the date of Executive’s death and shall be paid for any accrued and unused paid leave.  Such additional compensation and accrued and unused paid time off shall be paid in a single lump sum within thirty (30) days from Executive’s date of death.

(c)        Resignation By Executive: Upon thirty (30) days prior written notice, Executive may resign or voluntarily leaves the employ of the Company, other than under circumstances treated as Resignation for Good Reason.  In the event of Executive’s resignation under this Section 7(c), Executive shall be paid any accrued and unpaid salary and accrued and unused paid time off through Executive’s date of resignation.

(d)        Termination For Cause: The Company may, in its sole discretion, by written notice to Executive, terminate Executive’s employment immediately for Cause upon the occurrence of any of the following:

(1)                               Executive’s willful failure to follow or to cooperate in carrying out any of the lawful policies of the Company or the Bank or the lawful directions of the Board;

(2)                               Continued and willful neglect by Executive of Executive’s duties for or on behalf of the Company, the Bank or any Subsidiary other than the Bank for which Executive provides services;

(3)                               Willful misconduct of Executive in connection with the performance of any of Executive’s duties, including, by way of example, but not limitation, misappropriation of funds or property of the Company, the Bank or a Subsidiary other than the Bank or a depositor therein or borrower therefrom, or securing or attempting to secure personally any profit in connection with any transaction entered into on behalf of the Company, the Bank or Subsidiary other than the Bank to the prejudice of the Bank or its Subsidiaries;

(4)                               Conduct by Executive which results in Executive’s suspension and/or temporary prohibition or removal and/or permanent prohibition from participation in the conduct of the affairs of the Company, the Bank or any Subsidiary other than the Bank pursuant to the rules and regulations of the primary federal or state banking agency for the Company, the Bank or the other Subsidiary or any other federal or state banking agency having regulatory jurisdiction over the Company, the Bank or the other Subsidiary;

(5)                               Indictment or conviction of Executive of a felony or any misdemeanor involving moral turpitude or Executive’s willful violation of any law, rule or regulation to which the Company, the Bank or other Subsidiary for which Executive performs services is subject or of a final order or other formal administrative action entered into, by or imposed upon the Company, the Bank or any such Subsidiary;

(6)        Willful violation of any code of conduct or standards of ethics applicable to employees of the Company or the Bank that results in material and demonstrable damage to the business or reputation of the Company or the Bank; or

(7)        The issuance of a permanent injunction or similar remedy against Executive preventing Executive from executing or performing all or part of this Agreement.

If Executive’s employment is Terminated for Cause or the Company has Cause for termination and Executive voluntarily resigns, Executive shall not be entitled to any further compensation or benefits under this Agreement other than payment for any accrued and unused paid time off.

Notwithstanding anything herein to the contrary, except as “willful” may be otherwise defined by the rules and regulations of the primary federal or state banking agency for the Bank for which Executive performs services or any other federal or state banking agency having regulatory jurisdiction over the Bank for which Executive performs services, (x) no act or failure to act on Executive’s part shall be considered “willful” unless done, or omitted to be done, by Executive in bad faith and without reasonable belief that Executive’s action or omission was in the best interest of the Company or the Bank for which Executive performs services, and (y) no failure to act on Executive’s part shall be considered “willful” if such failure is a result of a condition of disability within the meaning of Section 7(a) of this Agreement. Executive shall not be deemed to have been Terminated for Cause under this Agreement unless and until there is delivered to Executive a copy of a resolution adopted at a meeting of the Company Board called and held for that purpose, which resolution shall (x) contain findings that Executive has committed an act constituting Cause, and (y) specify the particulars thereof. The resolution of the Board shall be deemed to have been duly adopted if and only if it is adopted by the affirmative vote of a majority of the directors then in office, excluding Executive. Notice of the meeting and the proposed termination for Cause shall be given to Executive a reasonable time before the meeting of the Board. Executive and Executive’s counsel (if the Executive chooses to have counsel present) shall have a reasonable opportunity to be heard by the Board at the meeting.

(e)        Termination Without Cause: The Company may, in its sole discretion, by written notice to Executive, terminate Executive’s employment under this Agreement immediately without Cause at any time (other than following a Change of Control, in which case a termination without Cause is governed by Section 8 of this Agreement).  In the event of such termination, the Company shall pay Executive a lump sum amount, within five (5) days of the date of termination, equal to the sum of one year’s Base Salary plus the amount of any bonus paid to Executive during the twelve (12) month period prior to Executive’s termination of employment.  Nothing in this Section shall affect Executive’s rights to receive any benefit which has been earned but not paid with respect to Executive’s performance prior to the date of such termination. In addition, the Bank shall continue Executive’s health and life insurance coverage at the Bank’s expense through the expiration of the then current Term.  The payments described in this Section 7(e) will be due Executive regardless of any subsequent employment attained by Executive.

(f)        Resignation For Good Reason:

(1)        Executive may Resign for Good Reason upon the occurrence of any of the following conditions without Executive’s prior written consent:

(A)       a material change in Executive’s positions, authority and responsibilities relative to Executive’s positions, authority and responsibilities at the Effective Date;

(B)       a material reduction in Executive’s Base Salary (unless the reduction is part of a Bank-wide restructuring of compensation);

(C)       a material breach of this Agreement by the Company or the Bank.

(2)        Resignation for Good Reason shall be effected by delivering to the Company, within twelve (12) months after the occurrence of one of the conditions described above, a written notice specifying a date for termination of employment (a) which is not less than thirty (30) days after the date of the notice, and (b) which is not more than ninety (90) days after the date of the notice. The notice shall also state that Executive is resigning for Good Reason as contemplated by this Section 7(f) and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for Resignation for Good Reason hereunder. If, within the notice period, the Company cures or corrects any circumstances providing a basis for Resignation for Good Reason pursuant to Sections 7(f)(1)(A) or (C) only, Executive shall not be entitled to Resign for Good Reason.

(3)        If Executive Resigns for Good Reason at any time after the date of this Agreement (other than a Resignation for Good Reason during the Term after a Change of Control, which shall be governed by Section 8 below), then the Company shall pay Executive a lump sum amount, within five (5) days of the date of termination, equal to the sum of one year’s Base Salary plus the amount of any bonus paid to Executive during the twelve (12) month period prior to Executive’s termination of employment.  Nothing in this Section shall affect Executive’s rights to receive any benefit which has been earned but not paid with respect to Executive’s performance prior to the date of such termination. In addition, the Bank shall continue Executive’s health and life insurance coverage at the Bank’s expense through the expiration of the then current Term.  The payments described in this Section 7(f) will be due Executive regardless of any subsequent employment attained by Executive which is not in violation of this Agreement.

8.         CHANGE OF CONTROL. Notwithstanding the preceding provisions of this Agreement, upon the occurrence of a Change of Control, the following provisions shall apply:

(a)        The Term shall be extended to a period of one (1) year after the date on which the Change of Control occurs if the remaining Term as of the Change of Control effective date is less than one (1) year.

(b)        If, during the Term, as extended pursuant to Section 8(a), Executive’s employment is Terminated without Cause or Executive Resigns for Good Reason, the Company shall provide to Executive the following severance benefits:

(1)        The Company shall pay to Executive, in lieu of the compensation specified in Sections 7(e) or 7(f), a severance payment (subject to any applicable payroll or other taxes required to be withheld) equal to two (2) times the sum of (i) Executive’s Base Salary at the rate then in effect, or if greater, in effect immediately preceding the Change of Control and (ii) the average of the cash bonuses paid or accrued on Executive’s behalf with respect to the two (2) completed calendar years preceding the effective date of the Change of Control. In addition, the Bank shall continue Executive’s health and life insurance coverage at the Bank’s expense for a twenty-four (24) month period following Executive’s Termination without Cause or Resignation for Good Reason.

(2)        The payments described in this Section 8 shall be due Executive regardless of any subsequent employment obtained by Executive.

(c)        In the event that the aggregate payments or benefits to be made or afforded to Executive in the event of a Change of Control (whether under this Agreement or otherwise) would be deemed to include an “excess parachute payment” under Code Section 280G or any successor thereto, then such payments or benefits shall be reduced to the extent necessary to avoid treatment as an “excess parachute payment”, with the reduction among such payments and benefits to be made first to payments and benefits payable or provided under this Agreement.

9.         NONCOMPETITION, NONSOLICITATION AND NONDISCLOSURE.

(a)        Executive hereby covenants and agrees that, for a period of one (1) year following a termination of employment in the circumstances described in Sections 7(c), 7(d), 7(e) or (f), or in the event Executive voluntarily terminates employment for any reason within the 60-day period following a Change of Control (pursuant to Section 8(b)), Executive shall not, without the written consent of the Company, either directly or indirectly:

(i)         become an officer, employee, consultant, director, independent contractor, agent, joint venturer, partner or trustee of any business whatsoever that competes with the business of  the Company, the Bank or any Subsidiary other than the Bank.

(ii)        solicit, offer employment to, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any officer or employee of the Company, the Bank or any Subsidiary other than the Bank to terminate his employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any business whatsoever that competes with the business of the Company, the Bank or any Subsidiary other than the Bank; or

(iii)       solicit, provide any information, advice or recommendation or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any Protected Customer to terminate an existing business or commercial relationship with  the Company, the Bank or any Subsidiary other than the Bank.

(iv)       For purposes of this Section 9(a), a business that “competes with the business of the Company, the Bank or any Subsidiary other than the Bank” shall mean a depository or mortgage brokerage financial institution doing business within twenty-five (25) miles of any office of the Bank in existence on the date of Executive’s termination of employment.

(b)        During the Term and thereafter, Executive shall hold in a fiduciary capacity for the benefit of the Company and its Subsidiaries all secret or confidential information, knowledge or data relating to the Company and its Subsidiaries and their respective businesses, which shall have been obtained by Executive during Executive’s employment by the Company, the Bank and any Subsidiary other than the Bank and which shall not be or become public knowledge (other than by acts by Executive or representatives of Executive in violation of this Agreement). Executive shall not, without the prior written consent of the Company, the Bank and such other Subsidiary or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company, the Bank and such other Subsidiary and those designated by them.

(c)        During any period in which Section 9(a) is effective, Section 9(a) shall not preclude Executive from holding any publicly traded stock provided Executive does not acquire any stock interest in any one company in excess of one percent (1%) of the outstanding voting stock of that company.

(d)        The parties agree that the restrictions contained in this Section 9 are reasonable and fair. If Executive competes in violation of the terms of this Section 9, the parties agree that the Company will be irreparably harmed without an adequate remedy at law. Accordingly, Executive acknowledges that if Executive breaches or threatens to breach any provision of this Section 9, the Company shall be entitled to an injunction, both preliminary and permanent, restraining Executive from such breach or threatened breach, but such injunctive relief shall not preclude the Company from pursuing all other legal or equitable remedies arising out of such a breach.

10.        REFORMATION. The parties have attempted to limit Executive’s right to compete only to the extent necessary to protect the Company, the Bank and Subsidiaries other than the Bank from unfair competition. The parties recognize, however, that reasonable people may differ in making such a determination. Consequently, the parties hereby agree that, if the scope or enforceability of a restrictive covenant set forth in Section 9 is in any way disputed at any time, a court or other trier of fact may modify and reform such provision to substitute such other terms as are reasonable to protect the legitimate business interests of the Company, the Bank and Subsidiaries other than the Bank.

11.        NOTICES. For the purposes of this Agreement, notices or other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when hand delivered to the party to whom directed or mailed by United States certified mail, return receipt requested, postage prepaid, addressed to such party at such party’s address last known by the party giving such notice. Each party may, from time to time, and shall, upon request of another party, designate an address to which notices should be sent. Notices of change of address shall be effective only upon receipt.

12.        MODIFICATION; WAIVERS; APPLICABLE LAW. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, signed by Executive, and on behalf of the Company, by such officers as may be specifically designated by the Company. No waiver of any breach, condition or provision of this Agreement by any party hereto at any time shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any party that are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of Massachusetts, except to the extent that federal law applies.

13.        INVALIDITY – ENFORCEABILITY. The invalidity or enforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

14.        SUCCESSOR RIGHTS. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees, and shall be binding upon the Company and any successor to the Company. If Executive should die while any amounts would still be payable to Executive hereunder all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee or other designee or, if there is no such designee, to Executive’s estate.

15.        ATTORNEY’S FEES. In the event that either party incurs costs and fees, including attorney’s fees, in enforcing its rights under this Agreement, the party substantially prevailing in such suit or action including any appeal shall be entitled to recover from the other all such costs and reasonable attorney’s fees.

16.        EFFECT OF FEDERAL BANKING STATUTES AND REGULATIONS. Notwithstanding anything herein contained to the contrary, any payments to Executive by the Company whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.   In addition, Executive agrees that this Agreement is subject to amendment at any time in order to comply with laws that are applicable to the Company and the Bank (including regulations and rules relating to any governmental program in which the Company or the Bank may participate).

17.                            HEADINGS. Descriptive headings contained in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision hereof.

18.                          EFFECT ON PRIOR AGREEMENTS. This Agreement supersedes all prior agreements, either expressed or implied, between the parties hereto with respect to the employment of Executive.

19.       INTERNAL REVENUE CODE SECTION 409A/CONTINUATION OF BENEFITS/ REIMBURSEMENTS.

This Agreement is intended to and shall comply with Section 409A of the Code. All references to a termination of employment and separation from service shall mean and be administered to comply with the definition of “separation from service” in Section 409A of the Code. All reimbursements provided under this Agreement shall comply with Section 409A of the Code and shall be subject to the following requirements:

(a)        The amount of expenses eligible for reimbursement, during Executive’s taxable year may not affect the expenses eligible for reimbursement to be provided in another taxable year, and

(b)        The reimbursement of an eligible expense must be made by December 31 following the taxable year in which the expense was incurred. The right to reimbursement is not subject to liquidation or exchange for another benefit.

If Executive is a “specified employee” (as defined under Section 409A of the Code) at the time of separation from service, to the extent that any amount payable under this Agreement constitutes “deferred compensation” under Section 409A of the Code (and is not otherwise excepted from Section 409A of the Code coverage by virtue of being considered “separation pay” or a “short term deferral” or otherwise) and is payable to Executive based upon a separation from service (other than death or “disability” as defined under Section 409A of the Code), such amount shall not be paid until the first day following the six (6) month anniversary of Executive’s separation from service. Any right to a series of installment payments shall be treated as a right to a series of separate payments for purposes of Section 409A of the Code. Payment of any accrued and unused paid time off, unless expressly provided otherwise herein shall be made in a single lump sum within thirty (30) days of separation from service.

20.                            ARBITRATION OF DISPUTES.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration, as an alternative to civil litigation and without any trial by jury to resolve such claims, conducted by a single arbitrator who is certified by the American Arbitration Association and is mutually acceptable to Executive and the Company, sitting in a location selected by the Company within fifty (50) miles from the main office of the Company, in accordance with the rules of the American Arbitration Association’s National Rules for the Resolution of Employment Disputes then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

21.                            COUNTERPARTS.  This Agreement may be executed in counterparts.

22.        ALTERNATIVE LUMP-SUM PAYMENT.  For purposes of Sections 8 and 9, if (x) under the terms of the applicable policy or policies for the insurance benefits it is not possible to continue Executive’s coverage or (y) if when employment termination occurs, Executive is a specified employee within the meaning of Section 409A of the Code, if any of the continued insurance coverage benefits would be considered deferred compensation under Section 409A of the Code, and finally if an exemption from the six-month delay requirement of Section 409A(a)(2)(B)(i) of the Code is not available for that particular insurance benefit, instead of continued insurance coverage the Bank shall pay or cause to be paid to Executive in a single lump sum an amount in cash equal to the present value of the Bank’s projected cost to maintain that particular insurance benefit had Executive’s employment not terminated, assuming continued coverage for thirty-six (36) months. The lump-sum payment shall be made within five (5) business days after employment termination or, if Executive is a specified employee within the meaning of Section 409A of the Code and an exemption from the six-month delay requirement of Section 409A(a)(2)(B)(i) of the Code is not available, on the first business day of the seventh month after the month in which Executive’s employment terminates.

23.        REGULATORY REQUIREMENTS.

(a)        If the Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act (“FDIA”) (12 U.S.C. 1818(e)(4) and (g)(1)), all obligations of the Bank under this Agreement shall terminate, as of the effective date of such order, except for the payment of Annual Base Salary due and owing under Section 4(a) on the effective date of said order, and reimbursement under Section 5(a) of expenses incurred as of the effective date of termination.

(b)        If the Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the FDIA (12 U.S.C. 1818(e)(3) and (g)(1)), all obligations of the Bank under this Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Bank shall reinstate (in whole or in part) any of its obligations which were suspended.

(c)        If the Bank is in default (as defined in Section 3(x)(1) of the FDIA), all obligations under this Agreement shall terminate as of the date of default, but the vested rights of the parties shall not be affected.

(d)        All obligations under this Agreement shall be terminated, except to the extent a determination is made that continuation of the contract is necessary for the continued operation of the Bank (1) by the director of the Federal Deposit Insurance Corporation (the “FDIC”) or his or her designee (the “Director”), at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the FDIA; or (2) by the Director, at the time the Director approves a supervisory merger to resolve problems related to operation of the Bank when the Bank is determined by the Director to be in an unsafe and unsound condition.  Any rights of the Executive that have already vested, however, shall not be affected by such action.

(e)        All obligations under this Agreement are further subject to such conditions, restrictions, limitations and forfeiture provisions as may separately apply pursuant to any applicable state banking laws.

(f)       Notwithstanding anything contained in this Agreement to the contrary, no payments shall be made pursuant any provision herein in contravention of the requirements of the Federal Deposit Insurance Act (12 U.S.C. 1828(k) and 12 C.F.R. Part 359).

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

MEETINGHOUSE BANCORP, INC.

By:
For the Board of Directors

MEETINGHOUSE BANK

By:
For the Board of Directors

EXECUTIVE

Anthony A. Paciulli